Exhibit 10.1

ADVANCED CANNABIS SOLUTIONS, INC.
EXECUTIVE OF BOARD AND DIRECTOR AGREEMENT

Executive Name:	Michael Feinsod
Title(s):	Executive Chairman of Board and Director
Effective Date:	August 4, 2014

For good and valuable consideration, Advanced Cannabis Solutions, Inc., a Colorado corporation (the “Company”) desires to appoint Michael Feinsod (the “Executive”) on the following terms and conditions (the “Agreement”) as of the above date pursuant to this Agreement by and between the Company and the Executive:

 Section 1.  Appointment.  The Company agrees to appoint the Executive as its Executive Chairman of the Board and as a Director, and the Executive agrees to serve in such capacity, upon the terms and conditions hereinafter provided, commencing on the date first above written (the “Commencement Date”).  The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Executive is a party.

Section 2.  Position and Duties.  The Executive hereby agrees to serve as Executive Chairman and as a Director of the Company.  Such position shall have such duties of an executive character typically associated with such position and which shall delegated or assigned to Executive from time to time by the Board of Directors of the Company. The Executive shall not be required to devote any specific amount of his business time, attention, skill and efforts to the business of the Company but it is anticipated that Executive will devote significant time to the business and affairs of the Company. The Executive shall be not required to be based in the Company’s corporate headquarters in Colorado Springs, Colorado. However, it is understood that reasonable travel shall be required on behalf of the Company on a regular basis.

Section 3.  Compensation; Benefits; Indemnification.  For all services rendered by the Executive in any capacity required hereunder, the Executive shall be compensated as follows:

(a)	The Executive shall not be entitled to any annual salary.

(b)
Equity Compensation.  In consideration for Executive taking on the activities and responsibilities of being the Executive Chairman and a Director of the Company, the Company agrees to grant/issue certain shares of Common Stock to Executive as set forth below:

(i)	Upon the execution of this Agreement, the Company shall issue to Executive 200,000 shares of its Common Stock;

(ii)
Upon the Company’s Common Stock being quoted on the OTC-BB, OTC-QB or any other higher market (an “Uplist”) (other than the Company’s current quotation on the “Grey Market”), Executive shall be entitled to and the Company shall issue and grant to Executive an additional 1,000,000 shares of Common Stock.  These additional shares shall be issued on the later of (i) January 1, 2015 or (ii) the date that the Company’s Common Stock is Uplisted.  In the event that Executive resigns from the Company’s Board of Directors prior to an Uplist, the Company shall not be obligated to issue such additional shares.

(iii)
In the event that the Company issues any additional shares of Common Stock (“New Shares”) while Executive is on the Company’s Board of Directors, except pursuant to the issuance of common stock upon the conversion or exercise of securities that are outstanding on the date hereof, the Company will issue additional shares to the Executive equal to 10% of any New Shares being issued up to a maximum of 600,000 additional shares for Executive.  For illustration purposes, in the event that the Company issues 6,000,000 New Shares, the Executive will receive 600,000 additional shares but if the Company issues 7,000,000 New Shares, the Executive’s grant will still be limited to 600,000 additional shares.  All additional shares issued pursuant to this Section 3(b)(iii) will be subject to a one-year lock-up whereby Executive will not be permitted to sell any of such additional shares for a period of one-year from issuance.  The certificates representing such additional shares issued under this Section 3(b)(iii) will contain a restrictive legend referencing the one-year lock-up.

(iv)
The Company will issue Executive an additional 150,000 shares of its Common Stock upon the one year anniversary of the date of this Agreement and the Company will issue Executive an additional 150,000 shares of its Common Stock upon the two-year anniversary of the date of this Agreement; provided however, that the Executive shall not be entitled to such additional shares if the Executive resigns from the Company’s Board of Directors or is terminated “for cause” prior to such anniversaries.

(v)	All shares issued pursuant to this Section 3(b) shall be issued in the name of Infinity Capital, LLC, an entity controlled by Executive.

(c)           The Executive shall be entitled to participate in all compensation, employee stock option plans and employee benefit plans or programs, and to receive all benefits, which are approved by the Board of Directors of the Company and are generally made available by the Company to all employees and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.

(d)           The Executive shall, at all times, be indemnified by the Company to the extent provided by the Company’s articles of incorporation, bylaws and applicable law, in connection with his performance of services hereunder.  Additionally, the Company shall use its best efforts to procure and maintain and cause the Executive (together with other officers and directors) to be covered at all times by, directors and officers liability insurance with “Side A” coverage of not less than $5,000,000 and additional aggregate coverage of not less than $5,000,000. The Company shall continue to indemnify the Executive as provided above and, to the extent maintained for other officers and directors, maintain such liability insurance coverage for the Executive after the termination of this Agreement, for any claims that may be made against him with respect to his service as a director or Executive Chairman of the Company.

Section 4.  Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel in accordance with the Company’s standard policies and procedures and other reasonable expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Company may from time to time establish for  (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

Section 5.  Termination of Agreement.

(a)        Executive may terminate this Agreement upon ten days’ prior written notice to the Company.  The Company may terminate this Agreement upon ten days’ prior written notice; provided, however, that if such termination is by the Company for any reason other than a Termination for Cause (as defined in Section 5(b) hereof), or if the termination by Executive is by reason of a change of control of the Company or, Executive becoming disabled, then all unvested equity grants shall vest immediately.

In the event that the Executive resigns as a Director of the Company or is Terminated for Cause prior to any “vesting” as set forth in Section 3(b) hereof, the Company will have no obligation to issue such shares.

    (b)           For purposes of this Agreement, the term "Termination for Cause" means, a termination by reason of any of the following:

(i)           Executive's material breach of the provisions of Section 6 hereof;

(ii)           Executive's material and willful failure or refusal on more than one occasion (in each case, of which he is made aware in writing by the Company promptly and in no event more than seven days after such failure or refusal) to perform Executive's duties in accordance with Section 2 hereof, if there is a demonstrable adverse effect to the Company; or

(iii)           Executive is convicted of, or pleads guilty (or nolo contendre) to, any felony (but not any traffic or similar infraction) or crime involving fraud, misappropriation or embezzlement against the Company;

provided, however, that (x) no conduct by Executive shall be deemed willful for purposes of this Section 5 if Executive believed in good faith that such conduct was in or not opposed to the best interests of the Company, and (y) Cause shall in no event be deemed to exist (1) with respect to clauses (i), (ii) and (iii) above, unless Executive shall have first received written notice from the Chief Executive Officer advising Executive of the specific acts or omissions alleged to constitute a failure or breach giving rise expressly to Cause hereunder, and such failure or breach continues after Executive shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least 15 days from the date Executive receives said notice) to correct the acts or omissions so complained.

Section 6.  Confidentiality. Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will include all information of any sort (whether merely remembered or embodied in a tangible or intangible form), including, but not limited to:

(a)           corporate information, including operations, plans, strategies, policies, resolutions, drawings, designs, proposals, suppliers, business methods and any litigation or negotiations;

(b)           marketing information, including marketing and sales plans, strategies, methods, customer and/or supplier information, customer lists, pricing information and formulae, customer purchasing patterns, customer bases and territories, prospects, products or market research data;

(c)           financial information, operational and scientific information, including trade secrets, confidential processes, systems, technologies, structures or formulae, data and know-how, improvements, manufacturing processes, specifications, expertise, techniques, inventions, product concepts or designs, techniques, forecasts, research, development and experimental activities, efficacy testing, analysis of competitive products, ideas and technical information; and

(d)           personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations.

Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the Chief Executive Officer’s prior written consent, unless and to the extent that any Confidential Information:

(a)           becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or

(c)   is required to be disclosed pursuant to any applicable law or court order.

Executive agrees that before, during and after the termination of this Agreement, all Confidential Information will remain the Company’s property, and Executive must deliver any Confidential Information in tangible or electronic form or copies thereof that are in Executive’s possession or control to the Company upon the termination of this Agreement, or at any earlier time requested by the Company.

Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and their affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During this Agreement and thereafter, and without in any way limiting the provisions of Section 6, Executive will hold Third Party Information in the strictest confidence and will not disclose it to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized in writing by the Chief Executive Officer.

Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.

Section 7.  Withholding Taxes.  The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Executive may participate.

Section 8.  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:

(a)           To the Company:
Advanced Cannabis Solutions, Inc.
4445 Northpark Drive, Suite 102
Colorado Springs, CO 80907

Attention:  Chief Executive Officer

with a copy to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
32nd Floor
New York, NY 10006
Phone: 212-930-9700
Fax:     212-930-9725
Email:  amarcus@srff.com

(b)           To the Executive:
Michael Feinsod
Infinity Capital
200 South Service Road – Suite 207
Roslyn, NY 11577

or to such other address as either party shall have previously specified in writing to the other.  Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

Section 9.  Acknowledgments and Representations.   Executive also represents that his experience and capabilities are such that the enforcement of the foregoing covenants will not prevent Executive from working in his occupation, from earning a livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use the Company’s knowledge in competition with the Company or otherwise breach the obligations contained in this Agreement.  Executive acknowledges that this Agreement shall be given full force and effect whether this Agreement is terminated voluntarily or involuntarily, whether or not it is a Termination for Cause.  Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

Section 10.  No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 11.  Costs of Enforcement.  In the event of the commencement of any legal proceeding, whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, the Company shall reimburse the Executive his costs and expenses (including attorneys’ fees and expenses), unless the Company prevails on every material issue in the proceeding.

Section 12.  Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him.  This Agreement may not be assigned by the Company except (a) in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, or (b) to an entity that is a subsidiary or affiliate of the Company.  Any attempted assignment in violation of this Section shall be null and void.

Section 13.  Governing Law; Consent to Jurisdiction.  The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Colorado.  In addition, the Executive and the Company irrevocably submit to the jurisdiction of the courts of the State of Colorado and the United States District Court sitting in Colorado County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as is specified for the giving of notices under this Agreement.  The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

Section 14.  Amendments.  This Agreement may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 15.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written.

ADVANCED CANNABIS INC.

By: _________________
Name:
Title:  Chief Executive Officer

EXECUTIVE

     __________________
 Michael Feinsod